UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2007

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 962-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2007, Spansion Inc. (the “Company”) and its wholly owned operating subsidiary company, Spansion LLC (“Spansion LLC”), entered into Amendment No. 3 to Credit Agreement and Amendment No. 2 to Security Agreement (together, the “Amendment”), amending (1) that certain Credit Agreement, dated as of September 19, 2005 (as amended, the “Credit Agreement”), among the financial institutions from time to time parties thereto (such financial institutions, the “Lenders”), Bank of America, N.A., as administrative agent (the “Agent”), the Company and Spansion LLC, and (2) that certain Security Agreement, dated as of September 19, 2005 (as amended, the “Security Agreement”) between Spansion LLC and the Agent.

The Amendment provides for the amendment of certain provisions of the Credit Agreement and Security Agreement so that Spansion LLC is permitted to issue and sell its Senior Secured Floating Rate Notes due 2013 (the “Notes”) as previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2007. The Amendment provides, among other things, for:

•	the allowance of Spansion LLC to issue and sell up to $650 million of Notes;

•	the definition of “Permitted Liens” in the Credit Agreement to include any liens on collateral securing the Notes;

•	the allowance of the Company, Spansion LLC and each of their domestic subsidiaries to become guarantors of Spansion LLC’s obligations under the Notes; and

•	the liens on the collateral securing the Credit Agreement to be subordinated to the liens on the primary collateral securing the Notes.

This Report is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.
(Registrant)

Date: May 11, 2007	By:	/s/ Dario Sacomani
	Name:	Dario Sacomani
	Title:	Executive Vice President and Chief Financial Officer

3